Exhibit 10.10

CONSTRUCTION LOAN AGREEMENT

between

ONEBEACON INSURANCE COMPANY

and

CITIZENS BANK OF MASSACHUSETTS

December 16, 2005

Table of Contents

1. DEFINITIONS AND RULES OF INTERPRETATION		6
1.1	Definitions	6
1.2	Rules of Interpretation	12

2. AGREEMENT TO MAKE ADVANCES: LIMITATIONS		13
2.1	Agreement to Make Advances	13
2.2	Project Budget	13
2.3	Amount of Advances	13
2 4	Quality of Work	13
2.5	Cost Overruns and Savings	13
2.6	Contingency Reserve	13
2.7	Stored Materials	13

3. MAKING THE ADVANCES		14
3.1	Draw Request	14
3.2	Notice and Frequency of Advances	15
3.3	Deposit of Funds Advanced	15
3.4	Advances to Contractor; to Others	15
3.5	Advances Do Not Constitute a Waiver	16
3.6	Right to Retain the Construction Inspector	16

4. THE NOTE, INTEREST RATE OPTIONS, REPAYMENT OF LOAN		16
4.1	The Note	17
4.2	The Record	17
4.3	Interest on the Loan	17
4.4	Default Interest/Late Charge	17
4.5	Prepayment	17
4.6	Maturity	18

5. COMMITMENT FEE: PAYMENTS AND COMPUTATIONS		18
5.1	Commitment and Appraisal Fees	18
5.2	Payments	18
5.5	Charges Against Loan Checking Account	18

6.	COLLATERAL SECURITY AND GUARANTY	18

7. REPRESENTATIONS, WARRANTIES AND COVENANTS		18
7.1	Organization; Authority, Etc.	18
(a)	Organization; Good Standing	18
(b)	Authorization	19
(c)	Enforceability	19
7.2	Title to Assets	19
7.3	No Material Changes, Etc.	19
7.4	Franchises, Patents, Copyrights, Etc.	19
7.5	Litigation	19
7.6	No Materially Adverse Contracts, Etc.	20
7.7	Compliance With Other Instruments, Laws, Etc.	20
7.8	Tax Status	20
7.9	Setoff Etc.	20
7.10	Availability of Utilities	20

7.11	Access	20
7.12	Condition of Project	21
7.13	Compliance with Requirements	21
7.14	Violations	21
7.15	Project Budget	21
7.16	Effect of Draw Request	21

8. AFFIRMATIVE COVENANTS OF THE BORROWER		21
8.1	Punctual Payment	21
8.2	Commencement, Pursuit and Completion of Construction	21
8.3	Correction of Defects	22
8.4	Records and Accounts	22
8.5	Financial Statements, Certificates and Information	22
8.6	Insurance; Bonds	22
8.7	Liens and Other Charges	22
8.8	Inspection of Project and Books, Appraisals	22
8.9	Compliance with Laws Contracts. Licenses and Permits	23
8.10	Use of Proceeds	23
8.11	Project Costs	23
8.12	Cash Equity and Insufficiency of Loan Proceeds	24
8.13	Laborers, Subcontractors and Materialmen	24
8.14	Publicity	24
8.15	Sign Regarding Construction Financing	24
8.15	Further Assurances	24
(a) Regarding Construction		24
(b) Regarding Preservation of Collateral		24
(c) Regarding this Agreement		24
8.17	Notices	24
8.18	Other Affirmative Covenants	25
8.19	Financial Covenants	25
(a) Loan to Value		25
(b) Minimum Statutory Capital & Surplus		25
(c) Total Debt to Statutory Capital & Surplus		26

9. NEGATIVE COVENANTS OF THE BORROWER		26
9.1	Restrictions on Change Order	26
9.2	Restrictions on Easements, Covenants and Restrictions	27
9.3	No Amendments, Terminations or Waivers	27
9.4	Restrictions on Liens, Etc.	27
9.5	Disposition of Project	28
9.6	Financial Covenants	28
9.7	Other Negative Covenants	28

10. CONDITIONS TO CLOSING AND INITIAL ADVANCE		28
10.1	Loan Documents	28
10.2	Construction Documents	28
10.3	Certified Copies of Organization Documents	28
10.4	Resolutions	28
10.5	Incumbency Certificate: Authorized Signers	29
10.6	Validity of Liens	29
10.7	Deliveries	29
(a) Title Commitment		29
(b) Insurance		29
(c) Evidence of Sufficiency of Funds		29
(d) Evidence of Access, Availability of Utilities, Project Approvals		29

(e) Environmental Report		30
(f) Survey and Taxes		30
(g) First Draw Request		30
10.8	Legal and Other Opinions	30
10.9	Lien Search	30
10.10	Mechanic’s Lien Law	30
(a) Initial Advance		30
10.11	Appraisal	30
10.12	Commitment and Appraisal Fees	30
10.13	Performance; No Default	30
10.14	Representations and Warranties	31
10.15	Proceedings and Documents	31
10.16	Waiver	31

11. CONDITIONS OF SUBSEOUENT ADVANCES		31
11.1	Prior Conditions Satisfied	31
11.2	Performance, No Default	31
11.3	Representations and Warranties	31
11.4	No Damage	31
11.5	Receipt of the Lender	31
(a) Draw Request		31
(b) Endorsement to Title Policy		31
(c) Construction Contract		32
(d) Plans and Specifications		32
(e) Approval by Construction Inspector		32
(f) Contracts		32
(g) Approval		32
(h) Project Budget		32
11.6	Release of Retainage	32
(a) Project Approvals		33
(b) Approval by Construction Inspector		33
(c) Contractor’s and Engineer’s Certificates of Substantial Completion		33
(e) Payment of Costs		33
(f) Final Lien Waivers		33
(g) Mechanic’s Lien Law		33
(h) Consent by Surety		33
(i) Warranties		33
(j) Insurance		33
11.7	Waiver	33

12. EVENTS OF DEFAULT AND REMEDIES		34
12.1	Events of Default	34
12.2	Termination of Advances and Acceleration	35
12.3	Completion of Project	35
12.4	Other Remedies	36
12.5	Distribution of Collateral Proceeds	37
12.6	Power of Attorney	37
12.7	Waivers	37

13. EXPENSES		38

14. INDEMNIFICATION		38

15. LIABILITY OF THE LENDER		39

16. RIGHTS OF THIRD PARTIES		39

17. SURVIVAL OF COVENANTS, ETC.		40

18. ASSIGNMENT AND PARTICIPATION		40
18.1	No Assignment by the Borrower	40

19. RELATIONSHIP		40

20. NOTICES		40

21. GOVERNING LAW		41

22. CONSENT TO JURISDICTION: WAIVERS		41

23. HEADINGS		41

24. COUNTERPARTS		42

25. ENTIRE AGREEMENT, ETC.		42

26. CONSENTS, AMENDMENTS, WAIVERS, ETC.		42

27. TIME OF THE ESSENCE		42

28. SEVERABILITY		42

29. LENDER RESPONSE/LENDER DELAY		42

CONSTRUCTION LOAN AGREEMENT

This CONSTRUCTION LOAN AGREEMENT is made as of the 16th day of December, 2005, by and among ONEBEACON INSURANCE COMPANY, a Pennsylvania Corporation, having a principal place of business at One Beacon Street, Boston, Massachusetts 02108 (the “Borrower”) and CITIZENS BANK OF MASSACHUSETTS having its principal offices at 28 State Street, Boston, Massachusetts 02109 (the “Lender”).

1.         DEFINITIONS AND RULES OF INTERPRETATION.

1.1       Definitions. The following terms as used in this Agreement, any Exhibit hereto, or in any other Loan Document (unless otherwise defined therein) shall have the meanings set forth in this §1.

Advance. Any disbursement of proceeds of the Loan made or to be made by the Lender pursuant to the terms of this Agreement.

Affiliate. With reference to any Person, (i) any director or executive officer of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person 10% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

Agreement. This Loan Agreement, including the Schedules and Exhibits hereto.

Appraisal. An appraisal of the market value of the Project performed by a qualified independent appraiser approved by the Lender from time to time.

Appraised Value. The market value of the Project determined by the most recent Appraisal obtained pursuant hereto, as such may be reviewed and adjusted by the Lender to correct factual errors and/or faulty assumptions by the appaiser.

Balance Sheet Date. June 30, 2005.

Borrower’s Requisition. See §3.1

Business Day. Business Day means:

(a)       any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts;

(b)       when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is:

(i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(c)       when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

Closing Date. The first date on which all of the conditions set forth in §10 have been satisfied in the Lender’s sole discretion reasonably exercised for the Initial Advance.

Code. The Internal Revenue Code of 1986 and the regulations thereunder, all as amended and in effect from time to time.

Collateral. As defined in the Security Deed.

Construction Contract. The contract to be made between the Borrower and the Contractor, providing for the construction of the Improvements for the Project which shall be on a fixed or maximum gross price basis.

Construction Inspector. The Construction Inspector to be appointed by the Lender. The Construction Inspector shall be reasonably acceptable to the Borrower and review quarterly requisitions on behalf of the Lender, and review all costs associated with the Project. All reasonable inspection fees will be paid for by the Borrower during the construction of the Improvements as part of the quarterly requisition.

Contingency Reserve. The amount allocated as contingency reserve in the Project Budget, to be advanced only in accordance with the provisions of §2.6 hereof.

Contractor. The general contractor of the Construction Contract whose financial condition must be approved by Lender, such approval not to be unreasonably withheld, delayed or conditioned.

Default Rate. See §4.5.

Direct Costs. The costs of all Project Approvals, labor, materials, fixtures, machinery, tools and equipment required to construct, equip and complete the Improvements in accordance with the Plans and Specifications.

Disbursement Schedule. The schedule attached hereto as Exhibit D.

Drawdown Date. The date on which any Advance is made or is to be made.

Draw Request. With respect to each Advance, the Borrower’s Requisition for such Advance and all other documents required by this Agreement to be furnished to the Lender as a condition to such Advance.

Engineer. The Borrower’s construction consultant is Peter Barber of NDC Development which Lender has approved. Any change in the Borrower’s choice of Engineer shall be subject to Lenders approval, such approval not to be unreasonably withheld, delayed or conditioned.

Environmental Indemnity. That certain Environmental Indemnity Agreement of even date herewith.

Environmental Laws. As specifically defined in the Security Deed and Environmental Indemnity.

Event of Default. See §12.1.

Financing Statements. Uniform Commercial Code Form 1 Financing Statement(s) from the Borrower in favor of the Lender.

Governmental Authority. The United States of America, the State in which the Land is located, the city or town in which the Land is located, and any political subdivision, agency, authority, department, commission, board, bureau, or instrumentality of any of them.

Improvements. The improvements to be made to the approximately 280,000 square foot office building located at 150 Royall Street, Canton, MA pursuant to the plans and specifications, and the pre-construction demolition to be undertaken with respect thereto.

Indebtedness. The following obligations that in accordance with statutory accounting principles are classified on the Borrower’s balance sheet as liabilities without duplication: (a) all debt for borrowed money (the “Debt”); (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all liabilities under capitalized leases; and (d) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including the obligations to reimburse the issuer in respect of any letters of credit, but excluding surplus notes.

Indemnity Agreement. The Indemnity Agreement Regarding Hazardous Materials, dated or to be dated on or prior to the Closing Date, made by the Borrower in favor of the Lender.

Indirect Costs. All title insurance premiums, survey charges, engineering fees, architectural fees, legal fees, overhead and administrative costs, and all other expenses as shown on the Project Budget which are expenditures relating to the Project and are not Direct Costs.

Initial Advance. See Section 3.1.

Key Contracts. Any contract for the construction of Improvements or purchase of Personal Property for the Project which has a face amount of $1 million or more.

Land. The real property located in Canton, Norfolk County, Massachusetts, and described in Exhibit A to the Security Deed.

Leases. Any and all leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in the Improvements or on the Land by Persons other than the Borrower.

Lien Waiver. See §3.1.

Loan. The loan or any portion thereof which is the subject of this Agreement.

Loan Amount. $40,800,000.00.

Loan Documents. This Agreement, the Note, the Environmental Indemnity and the Security Documents, and all other agreements, documents and instruments now or hereafter evidencing, securing or otherwise relating to the Loan.

Loan Fee. $183,600.00

Loan to Value Ratio. The ratio of (i) the indebtedness of the Borrower to the Lender evidenced by the Note outstanding on the date of the computation of the Loan to Value Ratio to (ii) the Appraised Value.

Mechanics Lien. Any statutory lien or common law lien relating to claims for labor, materials, or supplies.

Maturity Date. December 15, 2023.

Note. The Note in the principal face amount of the Loan Amount dated as of the date hereof, made by the Borrower to the order of the Lender, together with any extension, renewal, replacement, substitution, or modification thereof.

Operating Account. See § 3.3

Organizational Documents. The constituent documents pursuant to which the Borrower has been established or organized, as such documents may be amended from time to time provided such alteration or amendment does not result in an Event of Default. Borrower shall provide to Lender notice of any such amendments which relate to the capital structure of the Borrower together with copies of such documentation effecting such amendments.

Permitted Liens. Liens, security interests and other encumbrances, permitted by §9.4.

Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Personal Property. All materials, furnishings, fixtures, furniture, machinery, equipment and all items of tangible or intangible personal property now or hereafter owned or acquired by the Borrower, in which the Lender has been, or will be granted an interest to secure the Project Obligations.

Plans and Specifications. The plans and specifications for the Improvements prepared by the Borrower’s architect and reviewed and approved by the Lender which approval shall not be unreasonably withheld, conditioned or delayed.

Premises. The real property located at 150 Royall Street, Canton, Massachusetts.

Project. The Land, Improvements and Personal Property.

Project Approvals. All material approvals, consents, waivers, orders, agreements, acknowledgments, authorizations, permits and licenses required under applicable Requirements or under the terms of any restriction, covenant or easement affecting the Project, necessary for the construction the Improvements, whether obtained from a Governmental Authority or any other Person which shall all be in form and substance reasonably acceptable to the Lender.

Project Budget. The budget for total estimated Project Costs has been submitted by the Borrower to the Lender and the Construction Inspector in the form of Exhibit C attached hereto. Prior to the first subsequent Advance, the Project Budget shall be revised to include: (a) a detailed line item cost breakdown for Direct Costs by trades, jobs and subcontractors; and (b) a detailed line item cost breakdown for Indirect Costs. The Project budget carries a line item for interest reserve sufficient in amount to service interest due on the Loan for a 12 month renovation period. The interest reserve shall be calculated assuming an annual interest rate equal to the greater of (i) 6.25% or (ii) the actual interest rate accruing under the Hedge Contract(s) (the “Interest Reserve”). There is a line item for contingencies for Project Cost overruns equal to not less than 7.5% of the final budgeted Project Cost line items.

Project Completion. With respect to the construction of the Improvements, the reasonable determination by the Lender that (i) the Borrower has substantially completed (i.e. minor details of the Improvements remain to be completed which would not materially interfere with Borrower’s use and occupancy of the Project) the construction of the Improvements in substantial accordance with the Plans and Specifications and the terms and conditions hereof and (ii) the Borrower has satisfied all of the conditions of §11.6, hereof, for the release of the Retainage.

Project Completion Date. January 31, 2007.

Project Costs. The Borrower’s acquisition cost of the Premises (including, without limitation, all title insurance premiums, survey charges, deed stamps, recording fees, engineering fees, architectural fees, and legal fees) and all Direct Costs and Indirect Costs that will be incurred by the Borrower in connection with the construction, equipping and completion of the Improvements and pre-construction demolition.

Project Obligations. All indebtedness, obligations and liabilities of the Borrower to the Lender existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Advances, the Note, or the Hedge Obligations (defined in the Note).

Record. Any record, including computer records, maintained by the Lender with respect to the balance due under the Loan.

Registry. Norfolk County Registry of Deeds.

Requirements. Any law, ordinance, code, order, rule or regulation of any Governmental Authority relating in any way to the acquisition, ownership, construction, use, occupancy and operation of the Project and the Improvements.

Retainage. See §2.3.

Security Deed. The Mortgage and Security Agreement of even date herewith made by the Borrower in favor of the Lender.

Security Documents. The Security Deed, the Collateral Assignment and Security Agreement in Respect of Contracts, Licenses, Permits, Approvals, Agreements and Warranties dated as of the date hereof, and the Financing Statements and any other agreement, document or instrument now or hereafter securing the Project Obligations.

Stored Materials. See §2.7.

Subsidiary. Any corporation, partnership, association, trust, or other business entity of which the designated parent shall at any time own directly, or indirectly through a Subsidiary or Subsidiaries, at least a majority (by number of votes) of the outstanding voting interests therein.

Survey. An instrument ALTA survey of the Land and the existing Improvements prepared in accordance with the Lender’s survey requirements, such survey to be satisfactory to the Lender in form and substance.

Surveyor Certificate. With respect to any Survey, a certificate executed by the surveyor who prepares such Survey dated as of a recent date and containing such information relating to the Project as the Lender or the Title Insurance Company may require, such certificate to be satisfactory to the Lender in form and substance.

Taking. Any condemnation for public use of, or damage by reason of, the action of any Governmental Authority, or any transfer by private sale in lieu thereof, either temporarily or permanently.

Title Insurance Company. Fidelity National Title Insurance Company.

Title Commitment. The commitment issued by the Title Insurance Company in form and substance acceptable to the Lender obligating said insurer to issue the Title Policy after satisfaction of the conditions contained therein.

Title Policy. An ALTA standard form title insurance policy issued by the Title Insurance Company (with such reinsurance or co-insurance as the Lender may require, any such reinsurance to be with direct access endorsements) in an amount not less than the Loan Amount insuring the priority of the Security Deed and that the Borrower holds marketable fee simple title to the Project, subject only to such exceptions as the Lender may approve, and shall contain such endorsements and affirmative insurance as the Lender in its discretion may require.

1.2       Rules of Interpretation.

(a)       A reference to any Loan Document, agreement, budget, document or schedule shall include such agreement, budget, document or schedule as revised, amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)       A reference to any Exhibit hereto shall be deemed to specifically incorporate the terms and provisions of such Exhibit herein.

(c)       The singular includes the plural and the plural includes the singular.

(d)       A reference to any law includes any amendment or modification to such law.

(e)       A reference to any Person includes its permitted successors and permitted assigns.

(f)        Accounting terms herein have the meaning assigned to them by statutory accounting principles applied on a consistent basis.

(g)       Unless expressly stated to the contrary, in any instance where the consent or approval of Lender or the Construction Inspector is required, such consent shall not be unreasonably withheld, conditioned or delayed.

(h)       Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(i)        Any requirement of either party hereunder or in any of the other Loan Documents to pay the costs or expenses of the other party shall be limited to the actual, reasonable, out-of-pocket costs or expenses, as applicable, of such party.

(j)        In any instance hereunder where a statement, certification, representation or warranty of Borrower is to its “knowledge” such knowledge shall be limited to the actual knowledge of (i) John F. Ferrari, Vice President of Real Estate of Borrower and any such individual who shall succeed him in said position, and (ii) Frederick J. Turcotte, Vice President and Treasurer of Borrower and any such individual who shall succeed him in said position, without further inquiry.

2.         AGREEMENT TO MAKE ADVANCES; LIMITATIONS.

2.1       Agreement to Make Advances. Subject to the terms and conditions of this Agreement, the Lender agrees to lend to the Borrower and the Borrower agrees to borrow from time to time after the Closing Date and until the Project Completion Date, such amounts as are requested by the Borrower up to the Loan Amount to pay for Project Costs actually incurred by the Borrower and reflected in the Project Budget.

2.2       Project Budget. When delivered, the Project Budget will reflect Borrower’s good faith statement of the purposes and the amounts for which funds are to be advanced by the Lender under this Agreement.

2.3       Amount of Advances. In no event shall the Lender be obligated to advance more than the Loan Amount. In no event shall any Advance for Direct Costs exceed an amount equal to the total cost of the labor, materials, fixtures, machinery and equipment completed, approved and incorporated, subject to Section 2.6 below, into the Improvements prior to the date of the Draw Request for such Advance.

2.4       Quality of Work. No Advance shall be due unless all work which is the subject to the Draw Request for such Advance is submitted is done in a good and workmanlike manner and without material defects, as confirmed by the report of the Construction Inspector.

2.5       Cost Overruns and Savings. (a) If the Borrower becomes aware of any change in Project Costs which will increase or decrease a category or line item of Project Costs reflected on the Project Budget, the Borrower shall promptly notify the Lender in writing and submit to the Lender a revised Project Budget.

(b)       If the revised Project Budget indicates an increase in a category or line item of Project Costs, Borrower shall have the right to offset such increase by the amount of savings in other categories or line items which Borrower reasonably demonstrates to the Lender.

2.6       Contingency Reserve. The amount allocated as Contingency Reserve in the Project Budget may be disbursed upon the prior notice to the Lender other than the Interest Reserve. l/12th of the Interest Reserve shall be available for disbursement each month after the Closing Date provided the applicable payment of interest under the Note is paid for such month.

2.7       Stored Materials. The Lender shall not be required to disburse any funds for any materials, furnishings, fixtures, machinery or equipment not yet incorporated into the Improvements (“Stored Materials”), subject to Retainage, and shall be contingent upon the Lender receiving satisfactory evidence that:

(a)       the Stored Materials are components in a form ready for incorporation into the Improvements;

(b)       the Stored Materials are stored at the Land, or at such other site as the Lender shall approve, and are physically separated from other goods, and materials not comprising Stored Materials, and protected against theft and damage;

(c)       the Stored Materials have been paid for in full, or will be paid for by a pending Advance and all lien rights and claims of the supplier have been released or will be released upon payment of the pending Advance;

(d)       the Lender has or will have upon payment of the pending Advance perfected, first priority security interest in the Stored Materials; and

(e)       the Stored Materials are insured for an amount equal to their replacement cost.

3.         MAKING THE ADVANCES.

3.1       Draw Request. Except in connection with the initial Advance of $18.4 million (which shall be funded by Lender at Closing in accordance with Section 10 below) (the “Initial Advance”), at such time as the Borrower shall desire to obtain a subsequent Advance, the Borrower shall complete, execute and deliver to the Lender the Borrower’s Requisition in the form of Exhibit A attached hereto. Each Borrower’s Requisition shall be accompanied by:

(a)       If the Borrower’s Requisition includes amounts to be paid to the Contractor under the Construction Contract: (i) a completed and fully itemized Application and Certificate for Payment (AIA Document G702 or similar form approved by the Lender) containing the certification of the Contractor and the Engineer as to the accuracy of same; and (ii) copies of requisitions and invoices from subcontractors and materialmen supporting all items of Direct Cost covered by such application;

(b)       If the Borrower’s Requisition includes payments for Indirect Costs, it shall be accompanied by invoices for all items of Indirect Costs covered thereby;

(c)       If requested by the Lender or if a mechanics or materialmen lien has been filed, an accurately completed and valid lien waiver with respect to work performed to date for which payment has been received (hereinafter, the “Lien Waiver”) in the form attached hereto as Exhibit B shall be executed by the Contractor or the applicable subcontractor, laborer, or materialmen; and

(d)       Copies of all change orders and construction change directives, accompanied by a change order summary prepared by and executed by the Borrower, and, to the extent requested by the Lender within three (3) Business Days of receipt of Borrower’s Requisition, of all inspection or test reports and other documents relating to the construction of the Improvements, which are in existence and not previously delivered to the Lender;

(e)       If the Borrower’s Requisition includes payment for Stored Materials, it shall be accompanied by evidence as to the satisfaction of the requirements set forth in §2.7 hereof; and

(f)        Such other documentation which is in existence as the Lender shall reasonably request within three (3) Business Days of receipt of Borrower’s Requisition.

Each Draw Request shall constitute a certification by the Borrower that to its knowledge all of the conditions set forth in this Agreement to such Advance, including, without limitation, §11, have been satisfied on the date of such Draw Request. Lender shall advance more for one particular category or line item than is reflected in the Project Budget for such category or line item and less for another category or line item than is reflected in the Project Budget for such category or line item so long as the total amount of the Project Budget does not change as a result in accordance with § 2.5(b) hereof.

3.2       Notice and Frequency of Advances. Each Draw Request shall be submitted to the Lender at least five (5) Business Days prior to the date of the requested Advance, and no more frequently than once each month. Lender shall promptly notify Borrower of any deficiencies in a Draw Request and any failure to notify of such deficiencies within five (5) Business days of receipt shall be deemed approval of the same. Notwithstanding anything contained herein to the contrary, any failure by Lender to notify Borrower of any such deficiencies within the specified time shall not constitute a waiver of Lender’s right to object to such approval at a later time.

3.3       Deposit of Funds Advanced. The Borrower shall open and maintain a non-interest bearing loan checking account with the Lender (the “Operating Account”). Except as otherwise provided for in §3.4, the Lender shall deposit the proceeds of each Advance into the Operating Account within five (5) Business Days of a complete Draw Request.

3.4       Advances to Contractor, to Others, or in Escrow. At its option, but only after an Event of Default that is continuous, the Lender may but without any obligation to do such, make any or all Advances (a) for Direct Costs incurred under the Construction Contract directly to Contractor for deposit in an appropriately designated special bank account, (b) through the Title Insurance Company, (c) to any Person to whom the Lender in good faith determines payment is due, or (d) in escrow as more fully provided in the immediately following paragraph. Any portion of the Loan so disbursed by the Lender shall be deemed disbursed as of the date on which the Lender makes such disbursement and all such advances shall satisfy pro tanto the obligations of the Lender hereunder and shall be secured by the Security Deed and the other Security Documents as fully as if made directly to the Borrower. The execution of this Agreement by the Borrower shall, and hereby does, constitute an irrevocable authorization to so advance the proceeds of the Loan. No further authorization from the Borrower shall be necessary to warrant such advances.

The Borrower acknowledges the existence of Hedging Contracts and corresponding Hedging Obligations thereunder as more fully described in the Note. The effectiveness of the Hedging Contracts depends in part upon the proper implementation of the Disbursement Schedule. If during the term of this Agreement Borrower makes a Draw Request for an Advance less than the amount specified for such quarter on the Disbursement Schedule, then the amount of the Draw Request shall be disbursed as provided in Section 3.3 above (absent an Event of Default that is then continuing), and the difference between the amount of the Draw Request and the amount so specified on the Disbursement Schedule shall be deposited by the Lender into an interest bearing escrow account (the “Advance Escrow Account”) to be applied by the Lender against future Draw Requests. The amounts placed in the Advance Escrow Account (or any portion thereof), plus accrued interest on the portion to be disbursed, shall be disbursed to Borrower by Lender upon receipt of a Draw Request evidencing expenditures of Project Costs by Borrower for which an Advance has not previously been made hereunder.

If during the term of this Agreement Borrower makes a Draw Request for an Advance which is more than the amount specified for such quarter on the Disbursement Schedule, then the entire Draw Request shall be disbursed as in Section 3.3 above (absent an Event of Default that is then continuing), and Borrower acknowledges that that portion of the Draw Request in excess of the amount specified on the Disbursement Schedule shall accrue interest under the Note without effect being given by the Hedge Contract(s).

If an Event of Default is continuing at the time a Draw Request is funded, then the greater of (a) the Draw Request, or (b) the amount scheduled to be advanced as shown on the Disbursement Schedule shall be advanced and deposited by the Lender into the Advance Escrow Account to fund future Draw Requests if, as and when the Event of Default(s) are cured.

Notwithstanding any of the foregoing which may be construed to the contrary, all advances described in this Section 3.4 shall be treated as Advances for all purposes contained in the Note, this Agreement, and to the extent applicable, the other Loan Documents.

3.5       Advances Do Not Constitute a Waiver. No Advance made by the Lender shall constitute a waiver of any of the conditions to the Lender’s obligation to make further Advances nor any of the terms and conditions of this Agreement, nor, in the event the Borrower fails to satisfy any such condition, shall any such Advance have the effect of precluding the Lender from thereafter declaring such failure to satisfy a condition to be an Event of Default.

3.6       Right to Retain the Construction Inspector.

(a)       The Lender shall retain, at the Borrower’s cost and expense (provided the same are commercially reasonable), the Construction Inspector to perform various services on behalf of the Lender, including, without limitation, to review the Project Budget and the Plans and Specifications, to make periodic inspections of the Project (near the date of each Draw Request) for the purpose of assuring that construction of the Improvements to date is substantially in accordance with the Plans and Specifications, to advise the Lender of the anticipated cost of and time for completion of construction of the Improvements and the adequacy of any Contingency Reserve and to review the Construction Contract and Key Contracts.

(b)       The reasonable fees of the Construction Inspector shall be paid by the Borrower within thirty (30) days of billing therefor and expenses incurred by the Lender on account thereof shall be reimbursed to the Lender by the Borrower within thirty (30) days of request therefor.

(c)       Neither the Lender nor the Construction Inspector shall have any liability to the Borrower on account of (i) the services performed by the Construction Inspector, (ii) any neglect or failure on the part of the Construction Inspector to properly perform its services, or (iii) any approval by the Construction Inspector of the construction of the Improvements. Neither the

Lender nor the Construction Inspector assumes any obligation to the Borrower or any other Person concerning the quality of construction of the Improvements or the absence therefrom of defects.

4.         THE NOTE, INTEREST RATE OPTIONS, REPAYMENT OF LOAN.

4.1       The Note. The obligation of the Borrower to pay the Loan Amount or, if less, the aggregate unpaid principal amount of all Advances made by the Lender hereunder plus accrued interest thereon, shall be evidenced by the Commercial Real Estate Promissory Note. In the event the Note is lost, destroyed or mutilated at any time prior to payment in full of the indebtedness evidenced thereby, the Borrower shall execute a new note in the form of the Note provided Lender delivers a “lost note” affidavit to Borrower indemnifying and defending Borrower with respect to any claims arising out of the original Note. The Note shall not be necessary to establish the indebtedness of the Borrower to the Lender on account of Advances made under this Agreement, and the Lender may, with the Borrowers consent, rely on the Record.

4.2       The Record. The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Advance or at the time of receipt of any payment of the principal of the Note, an appropriate notation on the Lender’s Record reflecting the making of such Advance or (as the case may be) the receipt of such payment. The outstanding amount of the Loan set forth on the Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on the Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Note to make payments of principal or interest on the Note when due. Further, the outstanding amount of the Loan as reflected on the Record from time to time shall be considered correct and binding on the Borrower unless the Borrower shall notify the Lender to the contrary.

4.3       Interest on the Loan. The Loan shall bear interest at the interest rates, and such interest shall be payable, as set forth in the Note.

4.4       Default Interest/Late Charge.

(a)       Upon the occurrence of an Event of Default, at the Lender’s option, the Loan and all other amounts payable hereunder or under any of the other Loan Documents shall bear interest payable on demand at a rate per annum equal to the Default Rate provided in the Note until such Event of Default is cured.

(b)       In addition to other charges described in the Loan Documents, and without derogating from the right of the Lender to accelerate the Obligations upon the occurrence of an Event of Default, the Borrower shall pay to the Lender a late charge provided in the Note.

4.5       Prepayment. The Borrower shall have the right at any time to prepay the Note before the Maturity Date, in whole or in part, subject to the terms and conditions provided in the Note.

4.6       Maturity. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all principal of the Loan outstanding on such date, together with any and all accrued and unpaid interest thereon.

5.         COMMITMENT AND APPRAISAL FEES; PAYMENTS AND COMPUTATIONS.

5.1       Commitment and Appraisal Fees. The Borrower agrees to pay to the Lender on or prior to the Closing Date the Loan Fee less any prepayments thereof. The Lender acknowledges payment of the $5,050.00 appraisal fee.

5.2.      Payments.

(a)       All payments of principal, interest, fees and any other amounts due under the Note or under any of the other Loan Documents shall be sent to the Lender at its principal office in Boston, Massachusetts, or at such other location that the Lender may from time to time designate, in the billing invoice or otherwise, in immediately available funds in lawful money of the United States.

(b)       All payments by the Borrower under the Note and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.

5.3       Charges Against Loan Checking Account. The Lender shall have the right, and the Borrower hereby irrevocably authorizes the Lender, to charge the Borrower’s designated Operating Account maintained with the Lender without the further approval of the Borrower, for any regular installment of interest or principal due under the Note. The Borrower shall at all times maintain and keep collected balances in the Operating Account sufficient in amount to satisfy the foregoing obligations on the respective due dates thereof.

6.         COLLATERAL SECURITY. The Project Obligations shall be secured by the Collateral as evidenced by the Security Documents to which the Borrower is a party.

7.         REPRESENTATIONS, WARRANTIES AND COVENANTS. The Borrower represents, warrants, and covenants to the Lender as of the date hereof:

7.1       Organization; Authority. Etc.

(a)       Organization; Good Standing. The Borrower is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Pennsylvania pursuant to the Borrower’s Organizational Documents, and is validly existing and in good standing under the laws of such commonwealth. The Borrower is licensed as an insurance company in the Commonwealth of Massachusetts, and has all requisite power to own its property and conduct its business as now conducted and as presently contemplated.

(b)       Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of the Borrower, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower, (iv) do not conflict with any provision of the Organizational Documents of Borrower, and (v) do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained and the filing of the Security Documents and the Financing Statements in the appropriate public records with respect thereto.

(c)       Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which the Borrower is or is to become a party will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2       Title to Assets. Except as set forth in the following sentence, the Borrower owns all of the assets reflected in the balance sheet of the Borrower as at the Balance Sheet Date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date). Borrower sold 100% of the stock of Traders & Pacific Insurance Company on August 1, 2005.

7.3       No Material Changes, Etc. Since the Balance Sheet Date, there has occurred no material adverse change in the financial condition or business of the Borrower.

7.4       Franchises Patents Copyrights, Etc. The Borrower possesses, or will possess, all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted or as it is intended to be conducted on the Premises, without known conflict with any rights of others.

7.5       Litigation. Other than in the ordinary course of its insurance business, there are no actions, suits, proceedings or investigations of any kind pending or to Borrower’s knowledge, threatened against the Borrower or any Affiliate of the Borrower before any court, tribunal or administrative agency or board or any mediator or arbitrator that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the business, assets or financial condition of the Borrower, or which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, or any lien or security interest created or intended to be created pursuant hereto or thereto, or which will adversely affect the ability of the Borrower to construct, use and occupy the Improvements or to pay and perform the Project Obligations in the manner contemplated by this Agreement and the other Loan Documents.

7.6       No Materially Adverse Contracts. Etc. As of the date hereof, Borrower is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has a materially adverse effect on the business, assets or financial condition of the Borrower. As of the date hereof, the Borrower is not a party to any contract or agreement that is expected, to Borrower’s knowledge, to have any materially adverse effect on the business of the Borrower.

7.7       Compliance With Other Instruments, Laws, Etc. As of the date hereof, the Borrower is not in violation of any provision of its Organizational Documents or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could materially and adversely affect the Project.

7.8       Tax Status. The Borrower and any Subsidiary of Borrower (a) has made or filed, all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the period to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers, and directors of the Borrower know of no basis for any such claim. The Borrower has filed all of such tax returns, reports, and declarations either (i) separately from any parent or Affiliate or (ii) if part of a consolidated filing, as a separate member of any such consolidated group.

7.9       Setoff, Etc. The Collateral and the Lender’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by Borrower.

7.10     Availability of Utilities. To Borrower’s knowledge, all utility services necessary and sufficient for the construction, development and operation of the Project are presently, available to the boundaries of the Land through dedicated public rights of way or through perpetual private easements.

7.11     Access. The rights of way for all roads necessary for access to the Improvements for their intended purposes have either been acquired by the appropriate Governmental Authority or have been dedicated to public use and accepted by such Governmental Authority. All such roads shall have been completed, or all necessary steps have been taken by the Borrower and such Governmental Authority to assure the complete construction and installation thereof prior to the date upon which access to the Project via such roads will be necessary, and the right to use all such roads, or suitable substitute rights of way approved by the Lender, shall be maintained at all times for the Project to the extent within Borrower’s control. All curb cuts, driveways and traffic signals shown on the Plans and Specifications are existing or have been fully approved by the appropriate Governmental Authority and after the completion thereof, shall be maintained at all times for the Project to the extent within Borrower’s control.

7.12     Condition of Project. Neither the Project nor any part thereof is now damaged or injured in any material respect as result of any fire, explosion, accident, flood or other casualty or has been the subject of any Taking (except as indicated in the Title Commitment), and to the knowledge of the Borrower, no Taking is pending or contemplated.

7.13     Compliance with Requirements. The construction of the Improvements and the use and occupancy of the Project contemplated thereby comply with all Requirements in all material respects. The Borrower will give all such notices to, and take all such other reasonable actions with respect to, such Governmental Authority as may be reasonably required under applicable Requirements to construct the Improvements and to use, occupy and operate the Project following Project Completion.

7.14     Violations. The Borrower has received no notices of, or has any knowledge of, any violations of, any applicable Requirements or Project Approvals then received, if any.

7.15     Project Budget. To Borrower’s knowledge the Project Budget reflects, as of the date hereof, all Project Costs.

7.16     Effect of Draw Request Each Draw Request submitted to the Lender as provided in §3.1 hereof shall constitute an affirmation that the representations and warranties contained in this Agreement, other than as set forth in §7.2 hereof, and in the other Loan Documents, remain true and correct to Borrower’s Knowledge as of the date thereof; and unless the Lender is notified to the contrary, in writing, prior to the Drawdown Date of the requested Advance or any portion thereof, shall constitute an affirmation that the same, other than as set forth in §7.2 hereof, remain true and correct to Borrower’s Knowledge on the Drawdown Date.

8.         AFFIRMATIVE COVENANTS OF THE BORROWER. The Borrower covenants and agrees that, so long as the Loan is outstanding or the Lender has any obligation to make any Advances:

8.1       Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loan and all other amounts provided for in the Note, this Agreement and the other Loan Documents to which the Borrower is a party, all in accordance with the terms of the Note, this Agreement and such other Loan Documents.

8.2       Commencement, Pursuit and Completion of Construction. Provided Lender responds to requests for approvals and/or consents within the time periods specified hereunder, as of the date hereof the Borrower intends to commence construction, which term shall include pre- construction demolition, not later than January 9, 2006 and will diligently pursue construction of the Improvements, will use commercially reasonable efforts to attain Project Completion by the Project Completion Date, and will pay all reasonable sums and perform all such acts as may be reasonably necessary or appropriate (without the obligation to perform “after-hours” work or utilize other extraordinary measures) to complete such construction, substantially in accordance with the Plans and Specifications, in substantial compliance with all restrictions, covenants and easements affecting the Project, all Requirements, all Project Approvals, and with all terms and conditions of the Loan Documents without material deviation from the Plans and Specifications unless the Borrower obtains the prior approval of the Lender, which approval shall not be unreasonably withheld or delayed. Such construction shall be completed free from any liens, claims or assessments (actual or contingent) asserted against the Project for any material, labor or other items furnished in connection therewith subject to Section 8.7 below.

8.3       Correction of Defects. The Borrower will correct or cause to be corrected all material defects in the Improvements or any material departure from the Plans and Specifications not previously approved by the Lender.

8.4       Records and Accounts. The Borrower will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with statutory basis accounting principles acquisition and construction of the Project, and (b) in order to assist the Lender in monitoring the financial condition of the Collateral, maintain, or cause to be maintained, at the Lender the Operating Account with respect to the Project.

8.5       Financial Statements, Certificates and Information. The Annual Statement of Borrower will be delivered to Lender not later than ninety (90) days after the Borrower’s fiscal year end which reports will include an operating statement, balance sheet, and statement of cash flows.

8.6       Insurance. The Borrower will obtain and maintain insurance with respect to the Project and the operations of the Borrower as required by the Security Deed, and will provide or will cause the Contractor to provide the Lender with certificates evidencing such insurance as the Lender may reasonably request which may include, without limitation, an all Risk Builder’s policy.

8.7       Liens and Other Charges. The Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property, however, the Borrower may contest payment in good faith, provided that Borrower posts a lien bond if so requested by the Lender. Notwithstanding anything to the contrary herein contained, the Lender shall not withhold an advance under this Agreement (nor shall Borrower be deemed in violation of this Agreement) solely because the contractor or subcontractor to be paid from such advance has recorded or filed a statement of account under M.G.L. c. 254, Section 1 or a notice of contract under M.G.L. c. 254, Sections 2 or 4 provided the Lender receives from such contractor or subcontractor a Lien Waiver as provided herein.

8.8       Inspection of Project and Books, Appraisals.

(a)       The Borrower shall permit the Lender and Construction Inspector, at the Borrower’s expense, to visit and inspect during Borrower’s normal business hours and upon reasonable advance notice, the Project and all materials to be used in the construction thereof and will cooperate with the Lender and Construction Inspector during such inspections (including making available working drawings of the Plans and Specifications); provided that this provision shall not be deemed to impose on the Lender or the Construction Inspector any obligation to undertake such inspections.

(b)       The Borrower shall permit, or cause to permit, the Lender at the Borrower’s expense to visit and inspect the Project, to examine the books of account of the Borrower related to the Project (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower as they relate to the Project with, and to be advised as to the same by, its officers, partners, or trustees, all at such reasonable times and intervals as the Lender may reasonably request; provided that so long as no Event of Default shall have occurred and be continuing, the Borrower shall only be obligated to pay the expenses associated with one (1) such investigation of the books of account of the Borrower related to the Project during any twelve (12) month period.

(c)       The Lender shall have the right to obtain from time to time, at the Borrower’s cost and expense, updated Appraisals of the Project, provided that so long as no Event of Default shall have occurred and be continuing, (i) the Borrower shall only be obligated to pay for the costs and expenses associated with one (1) such Appraisal during any thirty-six month period, and (ii) the first appraisal at Borrower’s expense may not occur earlier than the date three years from the date of this Agreement.

(d)       The reasonable actual out-of-pocket costs and expenses incurred by the Lender in obtaining such Appraisals or obtaining such Construction Inspector’s services shall be paid by the Borrower within thirty (30) days of billing or request by the Lender for reimbursement therefor.

8.9       Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will comply in all material respects with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws and all Requirements, (b) the provisions of its Organizational Documents, (c) all agreements and instruments to which it is a party relating to Project, and all restrictions, covenants and easements affecting the Project, (d) all applicable decrees, orders and judgments relating to the Project, and (e) all licenses and permits required by applicable laws and regulations for the conduct of its business at, or the ownership, use or operation of, the Project, including, without limitation, all Project Approvals.

8.10     Use of Proceeds. The Borrower will use the proceeds of the Loan solely for the purpose of paying for Project Costs, including reimbursement in the form of the Initial Advance of those Project Costs incurred prior to the date of this Agreement.

8.11     Project Costs. The Borrower will pay when due all Project Costs in excess of the Loan Amount, regardless of the amount.

8.12     Cash Equity and Insufficiency of Loan Proceeds. Without limiting the requirements of Section 8.11 above, Borrower shall pay from its own funds not less than 15% of the total Project Costs.

8.13     Laborers, Subcontractors and Materialmen. The Borrower will furnish to the Lender, upon request at any time, and from time to time, in connection with work performed pursuant to all Key Contracts, affidavits listing all laborers, subcontractors, materialmen, and any other

Persons who might or could claim statutory or common law liens and are furnishing or have furnished labor or material to the Project or any part thereof.

8.14     Publicity The Borrower, subject to its right of review and approval not to be unreasonably withheld delayed or conditioned, will permit the Lender to obtain publicity in connection with the construction of the Improvements through press releases and participation in such events as ground breaking and opening ceremonies.

8.15     Sign Regarding Construction Financing If requested by the Lender, the Borrower will, at the Lender’s cost and expense and subject to Borrower’s approval not to be unreasonably withheld, delayed or conditioned, erect and maintain on a suitable location on the Land a sign indicating that the construction financing for the Project is being provided by the Lender, such location and sign to be subject to the approval of the Lender.

8.16     Further Assurances.

(a)       Regarding Construction. Upon request of Lender, the Borrower will furnish or cause to be furnished to the Lender and the Construction Inspector all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, title and other insurance, reports and agreements and each and every other document and instrument required to be furnished by the terms of this Agreement or the other Loan Documents, all at the Borrower’s expense.

(b)       Regarding Preservation of Collateral. The Borrower will execute and deliver to the Lender such further documents, instruments, assignments and other writings, and will do such other acts reasonably necessary, to preserve and protect the Collateral at any time securing or intended to secure the Obligations, as the Lender may reasonably require.

(c)       Regarding this Agreement. Both the Borrower and Lender will cooperate with one another, and will do such further acts and execute such further instruments and documents as they each shall reasonably request of the other to carry out to their respective satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

8.17     Notices. The Borrower will promptly notify the Lender in writing of (i) the occurrence of any Event of Default of which Borrower has knowledge; (ii) the occurrence of any other event which may have a material adverse effect on the Project; or (iii) the receipt by the Borrower of any notice of default or notice of termination with respect to any material contract or agreement relating to the ownership, construction, operation, or use of the Project, including, without limitation, the Construction Contract.

8.18     Other Affirmative Covenants. The Borrower will:

(a)       Remain solvent and pay all of its Indebtedness from its assets as the same become due;

(b)       At all times hold itself out to the public as a legal entity, separate and distinct from any other Person, including any Affiliate of the Borrower consistent with the manner in which Borrower conducts its business at of the date of this Agreement; and

(c)       Occupy not less than 50% of the leaseable area of the Premises with employees of the Borrower on or before September 30, 2007.

(d)       Continuously pursue the completion of the Project Improvements and use all reasonably commercial efforts to do so by the Project Completion Date.

8.19     Financial Covenants.

(a)       Loan to Value. The Borrower shall not permit the Loan to Value Ratio to exceed the following ratios expressed as a percentage as of the date set forth below measured pursuant to the Appraisal as provided below:

(i)        76% as of the sixth anniversary of the date of this Agreement;

(ii)       70% as of the ninth anniversary of the date of this Agreement;

(iii)      64% as of the twelfth anniversary of the date of this Agreement; and

(iv)      57% as of the fifteenth anniversary of the date of this Agreement.

Commencing no earlier than sixth anniversary of the date of this Agreement, Lender may test the Loan to Value Ratio once every three (3) years during the first fifteen years of term at the Borrower’s cost utilizing an updated or new Appraisal, as the Lender may decide in its sole discretion. Lender may update or order a new Appraisal at the Borrower’s cost at any time after an Event of Default relating to payment or breach of covenant that continues. In the event that such Appraisal indicates the Loan to Value requirement set forth above is not satisfied, Lender may notify Borrower, and Borrower shall have ten (10) Business Days after notice from Lender to pay down the Loan in such amount sufficient to satisfy the Loan to Value requirement. Until such time as Borrower fails to make such payment, Borrower shall not be deemed in violation of this covenant

(b)       Minimum Statutory Capital & Surplus. The minimum Statutory Capital & Surplus (Surplus as regards policyholders) as reported on the Annual Statement of Borrower shall not be less than $1 billion plus fifty (50%) percent of the Borrower’s net income each fiscal year commencing with the fiscal year ending December 31, 2005 less cash dividends paid in such fiscal year.

(c)       Total Debt to Statutory Capital & Surplus. The ratio of total Debt to Statutory Capital & Surplus expressed as a percentage shall not exceed 20% at any time during the term of the Loan.

8.20     Project Approvals.

(a)       Prior to any subsequent Advance, Borrower shall obtain all material Project Approvals. Lender, its counsel and Construction Inspector shall have the right to review any and all Project Approvals obtained by the Borrower but such review shall only be a condition precedent to the first subsequent Advance. The Borrower has no reason to believe that any of the Project Approvals not heretofore obtained by the Borrower will not be obtained by the Borrower in the ordinary course. To Borrower’s knowledge, no Project Approvals will terminate, or become void or voidable or terminable, upon any sale, transfer or other disposition of the Project, including any transfer pursuant to foreclosure sale under the Security Deed.

(b)       The Borrower will diligently pursue all Project Approvals not heretofore obtained by the Borrower and any other Project Approvals which may hereafter become required or necessary and will furnish the Lender with evidence that the Borrower has obtained such Project Approvals promptly upon its request.

(c)       The Borrower will duly perform and comply with all of the terms and conditions of all Project Approvals obtained at any time.

8.21     Construction Contract. Prior to any subsequent Advance pursuant to § 11.0 hereof, the Borrower will furnish the Lender with the Construction Contract.

8.22     Plans and Specifications. Prior to the first subsequent Advance pursuant to § 11.0 hereof, the Borrower will furnish the Lender with true and complete sets of the Plans and Specifications. The Plans and Specifications so furnished to the Lender shall comply in all material respects with all Requirements, all Project Approvals, and all restrictions, covenants and easements affecting the Project, and be approved by the Contractor, the Engineer, the Construction Inspector.

9.         NEGATIVE COVENANTS OF THE BORROWER. The Borrower covenants and agrees that, so long as the Loan is outstanding or the Lender has any obligation to make any Advances:

9.1       Restriction on Change Orders. Subject to Section 2.5(b) the Borrower will not cause, permit or suffer to exist any material deviations from the Plans and Specifications and will not approve or consent to any single change order in excess of $250,000 or multiple change orders which exceed $3,000,000 in the aggregate or any construction change directive without the prior approval of the Lender, and, if existing, the surety company or companies issuing any Payment and Performance Bonds. In no event shall Borrower approve or consent to any change order or construction change directive which increases the Project Budget without the Lender’s prior approval.

9.2       Restrictions on Easements. Covenants and Restrictions. The Borrower will not create or suffer to be created or to exist any easement, right of way, restriction, covenant, condition, license or other right in favor of any Person which affects or might affect title to the Project or the use and occupancy of the Project or any part thereof without obtaining the prior approval of the Lender (other than as permitted by Section 8.7 or otherwise under the Security Deed).

9.3       No Amendments, Terminations or Waivers

(a)       The Borrower will not amend, supplement or otherwise modify, whether by change order (except as permitted above) or otherwise, any of the material terms and conditions of the Construction Contract without obtaining the prior approval of the Lender and if applicable, any surety or surety companies issuing any Site Payment and Performance Bonds, if any exist.

(b)       Except in connection with a breach or default by the other party thereto, the Borrower will not, directly or indirectly, terminate or cancel, or cause or permit to exist any condition which would result in the termination or cancellation of, or which would relieve the performance of any material obligations of any other party under the Construction Contract.

(c)       The Borrower will not, directly or indirectly, waive or agree or consent to the waiver of, the performance of any material obligation of any other party under the Construction Contract.

(d)       The Borrower will not, directly or indirectly, amend, or allow the amendment of, any of its Organizational Documents in any material manner relating to its capital structure without the prior notice to the Lender.

9.4       Restrictions on Liens, Etc. The Borrower will not (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon the Land, Improvement or Project (b) transfer any portion of the Land, Improvement or Project; (c) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over Lender as to the Collateral; or (d) sell, assign, pledge or otherwise transfer any Collateral (other than in the ordinary course of business), with or without recourse; provided that the Borrower may create or incur or suffer to be created or incurred or to exist:

(a)       statutory liens relating to the Project to secure taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue;

(b)       liens in favor of the Lender under the Loan Documents;

(c)       other liens on the Project consisting of easements, rights of way, covenants and restrictions if and to the extent the same are disclosed on the Title Policy and have been approved by the Lender or as permitted under the Security Deed; and

(d)       notwithstanding any provision of this Agreement or any other Loan Document to the contrary, the filing of a Notice of Contract by the Contractor, any subcontractor or supplier shall not be deemed a violation of this Agreement or any other Loan Document provided a lien waiver is delivered for such Contractor, subcontractor or supplier in connection with each Borrower Requisition for work covered by such Requisition in the form of Exhibit B.

9.5       Disposition of Project.

(a)       The Borrower will not become a party to or agree to or effect any disposition of the Project or any part thereof without the Lender’s prior written approval unless the payment of the outstanding balance of the Note prior to, or concurrently with, the disposition is contemplated by Borrower.

9.6       Financial Covenants. The Borrower covenants and agrees that, so long as the Loan is outstanding, the Borrower will not permit violation of the financial covenants provided in §8.19.

9.7       Other Negative Covenants. The Borrower will not commingle any of its accounts with accounts of any other Person, including, any Affiliate of the Borrower except in accordance with Borrower’s practice as of the date of this Agreement.

10.       CONDITIONS TO CLOSING AND INITIAL ADVANCE. The obligation of the Lender to make the Initial Advance shall be subject to the satisfaction of all of the following conditions precedent (and such conditions other than such recordings as set forth in Section 10.7 below shall be deemed satisfied at the Closing and evidenced by Lender’s execution of this Agreement) and Lender shall advance such Initial Advance upon notice from the Title Insurance Company that the conditions contained in Section 10.6 are satisfied:

10.1     Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Lender.

10.2     INTENTIONALLY DELETED.

10.3     Certified Copies of Organization Documents. The Lender shall have received from Borrower a certified copy of its Organization Documents as in effect on such date of certification.

10.4     Resolutions. All action necessary for the valid execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lender shall have been provided to the Lender. The Lender shall have received from Borrower true copies of the resolutions authorizing the transactions described herein, each certified as of a recent date to be true and complete.

10.5     Incumbency Certificate: Authorized Signers. The Lender shall have received from Borrower an incumbency certificate, dated as of the Closing Date, giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of Borrower each of the Loan Documents to which Borrower is or is to become a party; and (b) to give notices and to take other action on its behalf under the Loan Documents.

10.6     Validity of Liens. All UCC filings and the Security Agreement recording shall have been duly effected.